Exhibit 99.1

GUESS?, INC. APPOINTS TWO NEW MEMBERS
TO ITS BOARD OF DIRECTORS

LOS ANGELES, CA, October 29, 2018 – Guess?, Inc. (NYSE:GES) today announced the appointment of two new independent directors to its Board. Laurie Ann Goldman, former CEO of Spanx, Inc., and Deborah Weinswig, Founder and CEO of Coresight Research, each joined the Guess?, Inc. Board effective October 23, 2018. The Company also reported that Kay Isaacson-Leibowitz has retired as a member of its Board of Directors effective October 23, 2018 in order to focus more of her time on her charitable foundation work. These actions bring the total number of Guess?, Inc. Board members to nine and the total number of independent directors to six.
Both Laurie Ann Goldman and Deborah Weinswig will serve on the Nominating and Governance Committee of the Board, with Ms. Goldman also serving as Chairperson of that Committee.

Laurie Ann Goldman
Ms. Goldman, age 55, has been a private investor and advisor since 2014. From 2002 to 2014, she served as CEO of Spanx, Inc., a women’s undergarment and apparel company. Prior to Spanx, Ms. Goldman held a number of marketing and operational roles at The Coca-Cola Company over a ten-year period, including serving as Director of Worldwide Licensing. Ms. Goldman currently serves on the board of directors for ServiceMaster Global Holdings, Inc. (NYSE:SERV) and Joe & The Juice (a private company), on the board of managers for New Avon LLC (a private company) and on the board for a number of philanthropic organizations.

Deborah Weinswig
Ms. Weinswig, age 48, is the Founder and CEO of Coresight Research, a provider of research and advisory services to brands and investors, where she has served since February 2018. From 2014 until February 2018, she served as Managing Director of Fung Global Retail and Technology (“FGRT”), the think tank for the Fung Group. Prior to leading FGRT, Ms. Weinswig served as Chief Customer Officer for Profitect Inc., a predictive analytics and big data software provider, and in a number of roles with Citigroup, Inc., most recently as Managing Director and Head of the Global Staples & Consumer Discretionary team at Citi Research. She currently serves on the board of directors for Xcel Brands, Inc. (NASDAQ: XELB) and Kiabi (a private company), on the advisory board for a number of accelerators and on the board for a number of philanthropic organizations. Ms. Weinswig is a Certified Public Accountant and holds an MBA from the University of Chicago.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 4, 2018, the Company directly operated 1,061 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 601 additional retail stores worldwide. As of August 4, 2018, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contact: Guess?, Inc.
Investor Relations
Fabrice Benarouche
(213) 765-5578

Source: Guess?, Inc.

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